Exhibit 99.1

PIONEER ENERGY SERVICES ANNOUNCES PRICING OF ITS OFFERING OF

$300 MILLION OF 6.125% SENIOR NOTES DUE 2022

SAN ANTIONIO, TX – 03/4/2014 – Pioneer Energy Services Corp. (“Pioneer”) (NYSE: PES) announced today that it has priced its offering (the “Offering”) of up to $300 million aggregate principal amount of 6.125% Senior Notes due 2022 (the “Notes”). The Notes will be issued at a price equal to 100% of their face value, plus accrued and unpaid interest from March 18, 2014. The Notes will be guaranteed by certain of Pioneer’s existing and future domestic subsidiaries, and will be senior obligations of the guarantors.

The closing of the Offering is expected to occur on or about March 18, 2014, subject to customary closing conditions. The net proceeds from the Offering, if completed, are expected to be used by Pioneer to fund a portion of Pioneer’s previously announced cash tender offer for up to $300 million of Pioneer’s outstanding 9 7⁄8% Senior Notes due 2018 (the “Existing Notes”) and to pay related premiums, fees and expenses. To the extent that any portion of the net proceeds of the offering is not used as described herein, Pioneer plans to use such net proceeds to redeem any of the Existing Notes not tendered in the concurrent tender offer.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy the Notes, the Existing Notes or any security, nor will there be any sale of the Notes, the Existing Notes or any such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Pioneer

Pioneer provides contract land drilling services to independent and major oil and gas operators in Texas, North Dakota, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Pioneer’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-

looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pioneer’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Pioneer does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.